   Exhibit 99.1

REVOLVE PROVIDES BUSINESS UPDATE IN RESPONSE TO COVID-19 IMPACT ON GLOBAL CONSUMER DEMAND; WITHDRAWS PREVIOUSLY ISSUED FINANCIAL GUIDANCE

LOS ANGELES, CA – MARCH 20, 2020 – Revolve Group, Inc. (NYSE: RVLV) today provided a business update in response to the impact of the COVID-19 outbreak, which has severely affected consumer spending across many sectors of the global economy.  Given the heightened uncertainty resulting from the COVID-19 pandemic, REVOLVE is withdrawing its previous financial guidance issued on February 25, 2020.

Initially Strong Q1 2020 Performance in January and February Offset by COVID-19 Impact

REVOLVE’s performance in the first quarter of 2020 began strong with net sales increasing more than 20% year-over-year for January and February 2020 combined.  This strong trend continued into the first week of March. However, the sales trend meaningfully changed starting in the second week of March coincident with the escalation of the COVID-19 outbreak in the United States and elsewhere, with significant year-over-year sales declines in recent days. REVOLVE also anticipates that overall consumer demand in the coming months will be impacted by recently enacted COVID-19 requirements for social distancing, which have resulted in the postponement or cancellation of several REVOLVE brand marketing events including the REVOLVE Festival.

Financial Strength to Withstand Downturn: Cash on Balance Sheet Grew to $85 Million as of February 29, 2020 Compared to $65 Million as of December 31, 2019

As of February 29, 2020, REVOLVE had a strong balance sheet with approximately $85 million in net cash and equivalents.  REVOLVE’s net cash position as of February 29, 2020 reflects an increase of approximately $20 million from $65 million as of December 31, 2019, primarily driven by operating cash flows.  REVOLVE’s financial condition is also bolstered by a $75 million line of credit. Given the uncertain environment and out of an abundance of caution, REVOLVE elected to draw down $30 million in borrowings from this line of credit on March 19, 2020, further strengthening our current cash position.

“Growing REVOLVE for the past 17 years has brought countless ups and downs, yet dealing with the rapidly evolving impact of COVID-19 is truly unprecedented,” said Mike Karanikolas, Co-CEO and Co-Founder of REVOLVE.  “Amidst all the uncertainty, we are staying laser focused on ensuring the safety of our employees while continuing to support our valued customers.  Our balance sheet strength, capital efficiency and online business model position us to withstand a period of economic uncertainty and, we believe, come out stronger on the other end.”

“We are confident in our ability to navigate the rapidly changing consumer landscape and as such, Mike and I recently personally invested more than $2.5 million (on a combined basis) to purchase REVOLVE shares, adding to our majority ownership stake in the business,” added Michael Mente, Co-CEO and Co-Founder of REVOLVE.

REVOLVE continues to monitor the development of COVID-19 and the situation remains fluid.  As of the date of this release, REVOLVE’s e-Commerce websites are fully operational, supported by its fulfillment center in Cerritos, California that is operating with enhanced workflow and processes to safeguard the health of its warehouse employees.  REVOLVE is prepared to comply with state, city and local guidelines that may be enacted in response to the COVID-19 precautions, including any temporary forced closure of the fulfillment center should more rigorous restrictions be implemented in Los Angeles County.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding the impact of the COVID-19 pandemic on the financial results and operations of our business as well as on overall consumer demand. Forward-looking statements include statements containing words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions; the impact of the COVID-19 pandemic; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our online business model; demand for our products; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; and other risks and uncertainties included under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2019. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Revolve Group, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

About Revolve Group, Inc.

Revolve Group, Inc. (RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted, premium lifestyle brand, and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories and beauty styles. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers, and hundreds of emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two differentiated segments, REVOLVE and FORWARD, that leverage one platform. Through REVOLVE we offer a highly curated assortment of full-price premium apparel and footwear, accessories and beauty products from emerging, established and owned brands.  Through FORWARD we offer an assortment of iconic and emerging luxury brands. For more information, visit www.revolve.com.

Investor Relations Contact:

Erik Randerson, CFA

1-562-677-9513

IR@revolve.com

Media Contact:

Simone Kuhfal

simone.kuhfal@revolve.com